Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES NEW SENIOR MANAGEMENT APPOINTMENT

RICHMOND, Va., April 22, 2020 – Lumber Liquidators (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced the appointment of Matthew T. Argano, Ph.D. as the Company’s Chief Human Resources Officer effective April 20, 2020.

Mr. Argano, who will report to Charles Tyson, Interim President and Chief Customer Experience Officer, brings over 20 years of experience with private and public companies, as well as extensive knowledge of the retail sector. He most recently served as Senior Vice President, Chief People Officer of Altar’d State, Inc., Knoxville, TN and from 2012 to 2016 he served as Senior Vice President, Human Resources of The Fresh Market, Inc., Greensboro, NC.  He holds a Ph.D. in Organizational Leadership from Tennessee Temple University.

"We are extremely pleased to welcome someone of Matt’s caliber to our senior leadership team particularly during this pivotal time in our company’s journey. Matt’s background in strategic HR leadership will prove critical in enabling our ongoing transformation to a high-performance culture focused on maximizing individual and team performance. We remain committed to attracting, developing and retaining the best and brightest talent while empowering our employees to deliver an exceptional customer experience," commented Mr. Tyson.

About Lumber Liquidators

Lumber Liquidators is one of North America's leading specialty retailers of hard-surface flooring with 419 stores as of December 31, 2019. The Company features more than 400 varieties of floors in the latest styles, including waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile and cork flooring. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain new floors. Every location is staffed with flooring experts who can provide advice, pro services and installation options for all of Lumber Liquidators' products, much of which is in stock and ready for delivery.

Learn more about Lumber Liquidators:

•         Commitment to compliance, quality and the communities it serves: https://www.lumberliquidators.com/quality.

•         Corporate giving: LayItForward.LumberLiquidators.com.

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For further information contact:

Lumber Liquidators Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801